Exhibit 99.2

FOR IMMEDIATE RELEASE

ADA-ES PRICES $30.5 MILLION PUBLIC OFFERING OF COMMON STOCK

LITTLETON, CO –October 25, 2011 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) announced today that it has priced an underwritten public offering of 2,000,000 shares of its common stock at a price to the public of $15.25 per share for gross proceeds of approximately $30.5 million. The net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other estimated offering expenses payable by us, will be approximately $28.4 million. ADA has also granted the underwriter a 30-day option to purchase up to an additional 300,000 shares of common stock offered in the public offering to cover over-allotments, if any, which would result in additional net proceeds of approximately $4.3 million if exercised in full.

ADA intends to use the net proceeds from this offering for (i) designing, constructing and placing refined coal facilities into service, (ii) expanding to meet the demands resulting from the expected Maximum Achievable Control Technology regulations, (iii) general working capital purposes, including for satisfying indemnity obligations and (iv) general corporate purposes. The offering is expected to close on or about October 28, 2011, subject to the satisfaction of customary closing conditions.

Lazard Capital Markets LLC is acting as the sole book-running manager, Robert W. Baird & Co. Incorporated is a co-lead manager and JMP Securities LLC is a co-manager of the offering.

A shelf registration statement relating to the above-described securities was previously filed and declared effective by the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering was filed with the Securities and Exchange Commission on October 24, 2011. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the base prospectus and the final prospectus supplement relating to this offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970 or Robert W. Baird, Attn: Syndicate Department, 555 California Street, Suite 4900, San Francisco, CA 94104 or via telephone at (415) 627-3270.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of ADA, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements relating to ADA's expectations regarding the completion of, the amount of expected net proceeds and the use of proceeds from the proposed public offering. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, risks and uncertainties related to whether or not ADA will be able to raise capital through the sale of shares of common stock, the final terms of the proposed offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed public offering and the impact of general economic, industry or political conditions in the United States or internationally and other factors we discuss in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties relating to the proposed offering, ADA, ownership of its securities and its business can be found in ADA’s other filings with the SEC, and in the preliminary prospectus supplement related to the proposed offering filed with the SEC on October 24, 2011 and the final prospectus supplement related to the proposed offering to be filed with the SEC on or about the date hereof. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

ADA-ES, Inc.	or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Devin Sullivan, (212) 836-9608
www.adaes.com		DSullivan@equityny.com